Intellicheck Mobilisa Appoints William H. Roof, Ph.D. to Chief Operating Officer

Former Senior Vice President and Chief Scientist Returns to Company in New Role

PORT TOWNSEND, Wash.--(BUSINESS WIRE)--August 08, 2014--

Intellicheck Mobilisa, Inc. (NYSE MKT:IDN), a global leader in identity solutions and wireless security systems has appointed William H. Roof, Ph.D. to Chief Operating Officer, a newly created position, effective August 11. Dr. Roof previously served as the Company's Senior Vice President and Chief Scientist from May 2009 to April 2011.

In his new role as Chief Operating Officer, Dr. Roof will be responsible for the sales, customer service, information technology and enterprise wireless departments of the Company and will report directly to President and Chief Executive Officer Nelson Ludlow, Ph.D.

Dr. Roof has more than 30 years of engineering experience in the civilian and military sectors. Since leaving the Company in 2011, he served as Chief Technology Officer at TechFlow, Inc., where he managed a new division of the company providing a broad range of engineering services to Fort Huachuca in Arizona and a variety of other government agencies. Prior to his earlier tenure at the Company, from 2004 to 2009 he was Vice President of Research and Development at IntelliDOT Corporation, a healthcare information technology/patient safety product development company. He also served as a Captain in the United States Navy (Naval Intelligence), specializing in force protection and counterterrorism as a credentialed federal agent of the Naval Criminal Investigative Service (NCIS). Dr. Roof is a veteran of Operations Noble Eagle, Enduring Freedom and Iraqi Freedom.

His earlier civilian employment positions include Vice President, Research and Development at Cardinal Health, Program Manager at Lear Siegler and Senior Systems Engineer at Litton Industries. He holds a B.S. degree in engineering from the United States Military Academy, an M.B.A. from Loyola Marymount University and a Ph.D. in software engineering from the Naval Postgraduate School.

Dr. Roof commented, "Having previously been involved with Intellicheck Mobilisa, and then observing the Company as an outsider, I have been impressed with its progress, and believe I am returning to the Company at a pivotal time. With its strong position in the security and wireless technology sectors, its new business model and recently strengthened balance sheet, I am looking forward to working with the management team to help guide its future initiatives."

Dr. Ludlow said, "We are fortunate to have William Roof return to Intellicheck Mobilisa, particularly in the role of Chief Operating Officer. He has proven himself to be an outstanding leader and an insightful specialist on a variety of technical and leadership endeavors. In addition to overseeing our sales efforts, William will provide invaluable expertise to our Fugitive Finder program, and will also help open new vertical markets. With his prior experience at our Company, I am confident he will hit the ground running and play an integral role as we achieve new levels of prosperity and growth."

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About Intellicheck Mobilisa

Intellicheck Mobilisa is a leading technology company providing wireless technology and identity systems for various applications, including mobile and handheld access control and security systems for the government, military and commercial markets. Products include the Fugitive Finder system, an advanced ID card access control product currently protecting military bases and secure federal locations; ID Check, a patented technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issued IDs, designed to improve the Customer Experience for the financial, hospitality and retail sectors; barZapp(TM), an ID-checking mobile app that allows a user's smartphone to check an ID card. For more information on Intellicheck Mobilisa, please visit www.icmobile.com.

Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect," "anticipate," "encouraged," and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Actual results may differ materially from the information presented here. Additional information concerning forward-looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the SEC. We do not assume any obligation to update the forward-looking information.

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